UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)

Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On the evening of January 18, 2024, Allen Hartman and the other members of the Hartman Group distributed the below correspondence to stockholders of Silver Star Properties REIT, Inc. (“Silver Star”) regarding Silver Star’s ongoing Consent Solicitation and the Hartman Group’s opposing Consent Revocation Statement:

Dear shareholders, I am writing this letter to you as a response to the Haddock video sent a few days ago, but more importantly, to describe to you how you can get your money back with the lowest amount of risk. I'm going to respond to the false charges as he made them, in order:

Fact one: I have never made any company my personal piggy bank. As a matter of fact, I never took any fees or salary during the 13 years I served as the CEO of Silver Star. Haddock, who has taken both fees and salaries, now has awarded himself and others on the Board Performance Units which are convertible into shares of the Company’s Common Stock, which we expect to have significant value, at your expense. Who is treating your investment like a piggy bank?

Fact two:

“The Truth about Haddock at Crescent was;”

“He is an intimidator”

“Everything you’ve thought bad about businessmen, Gerald Haddock is”

Gerald Views people as commodities”

From D Magazine July 1, 1997

Fact three: “I need you to grow the organization like Crescent” is a totally false statement. He had no experience in non-traded rates and apparently, was so out of touch at Silver Star that, despite numerous Board meetings where we discussed this topic, does not appear to have even been aware of the merger planned between number XX and XXI.

Fact four: Returning Capital to the shareholders through liquidation is required by Silver Star’s charter, and you deserve to get your money back. The current Board is proposing to sell the Company’s existing assets while pivoting to a self-storage strategy. The difference between liquidation and the pivot to a new strategy is that the new strategy would not result in the near-term return of your capital to you, the shareholders.

Fact five: XXI was set up for the sole purpose of doing a merger with Silver Star. This shows how out of touch Haddock was with the Company, the Board and all the committee meetings we had discussing this. The reason the filings are not done with XXI is because Haddock refused to provide the data that was shared in the common accounting system unless XXI paid him a $50,000 ransom. We had to file a lawsuit just to get the data. The auditors terminated their engagement with the Company, and we have reason to believe that this was due to excessive turnover and disarray in the Company; notably, the auditors did not terminate their engagement with XXI. Can you imagine operating a company without an accounting system? We should be caught up with the accounting and filing by the end of the first quarter.

Fact six: “I am tired, I don’t want to continue the business” is false. The charter requires liquidation within 10 years of the completion of the IPO. I believe the reason the office buildings don't work for Haddock is because he fired so many of the leasing agents, property, managers, and marketing people who were crucial to the Company’s strategy. Our properties historically rose in occupancy almost every year. Our occupancy in XXI went up last year. In Silver Star, after April occupancy will have dropped from 81% to 68% in the last 16 months. Haddock is a walking disaster when it comes to running a company.

I believe that under Haddock’s leadership, the Company will sell the existing properties for a lower price than we would because they are so distressed and take the money to put it into mini-storage, in violation of the charter. We prefer to return your capital to you according to the attached letter and you can decide what investment you want to make. We believe Haddock has mismanaged the Company, but what we find the most egregious is that they have undertaken a consent solicitation process for what we believe to be the purpose of entrenching the Board. There should be a shareholder meeting so that we can vote on selling the assets and returning capital to the shareholders. If you happen to have voted yes to the Company’s consent solicitation proposals, please, please vote to revoke your consent. If you have not voted, there's no reason to vote. We are hoping for a shareholder meeting in April, when you can make a decision among two clear choices.

Thank you,

Al Hartman

IR@hartman-investments.com

(713) 234-5011

Additional Information

On January 9, 2024, the persons identified on the cover page hereto (collectively, the “Hartman Group”) filed a Definitive Consent Revocation Statement on Schedule 14A (the “Definitive Consent Revocation Statement”), together with a BLUE consent revocation card, with the SEC in connection with the consent solicitation initiated by Silver Star Properties REIT, Inc. (the “Consent Solicitation”). STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE CONSENT REVOCATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE HARTMAN GROUP FILES WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the Definitive Consent Revocation Statement, and any amendments or supplements thereto, and any other documents (including the BLUE consent revocation card) at the SEC’s website (http://www.sec.gov). PLEASE DO NOT MAKE ANY DECISION REGARDING SILVER STAR’S CONSENT SOLICITATION UNTIL YOU RECEIVE OUR MATERIALS.

Certain Information Regarding Participants

The respective members of the Hartman Group may be deemed to be participants in the solicitation of consent revocation cards from stockholders in connection with the Consent Solicitation. Additional information regarding the identity of these participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Definitive Consent Revocation Statement and any other materials to be filed with the SEC in connection with the Consent Solicitation.